Exhibit 4.1
STOCK OPTION PLAN RULES
SKYPE TECHNOLOGIES S.A.

TABLE OF CONTENTS:
STOCK OPTION PLAN RULES

1.	Plan’s provisions	1

2.	Allotment Procedures and Nature of the Options	1

3.	Validity Period of the Options	1

4.	Vesting of the Options	1

5.	Strike Price	2

6.	Exercise of the Options	2

7.	Transfer of Vested Options	3

8.	Transfer of Plan Shares	3

9.	Termination of Service	3

10.	Redemption Right	4

11.	Reorganisation — Adjustments upon changes in the capital of the Issuer	4

12.	Discretionary Nature — Amendment and Suspension of the Plan	4

13.	Information to the Beneficiaries	5

14.	Miscellaneous	5

15.	Territorial Riders	6

16.	Definitions	6

Schedules

	Schedule 1 — Option Agreement	9

i

STOCK OPTION PLAN RULES
Terms in capital letters used below and not otherwise defined have the meaning set forth in article 16 of this document.
1.	PLAN’S PROVISIONS
     In order to promote fidelity among certain members of personnel and corporate representatives of the Group and to involve them in the long-term development of Skype, this present Plan has been put in place.
The Plan’s provisions are as follows:
2.	ALLOTMENT PROCEDURES AND NATURE OF THE OPTIONS

2.1.	The allotment of Options shall take place at any time at the discretion of the Board of Directors or any Delegate.

2.2.	The Board of Directors or any Delegate may at its free discretion, within the limits laid down by law and the authorisations granted by the general meeting of the shareholders of Skype to the Board of Directors, allot Options to Eligible Persons.

2.3.	The total number of Ordinary Shares available under the Plan shall not exceed fifty-two thousand nine hundred (52,900), unless a new authorisation is granted to the Board of Directors by a general meeting of shareholders of Skype.

2.4.	The number of Options individually granted to each Original Beneficiary shall be fixed by the Board of Directors or any Delegate at its free discretion.

2.5.	An Option Agreement, which notably indicates the number of Options allotted, the Vesting Start Date, the Effective Grant Date and the Strike Price shall be signed in two originals between the Issuer and each Original Beneficiary.

2.6.	One original of the Option Agreement duly signed by the Original Beneficiary must be returned to the Issuer within forty-five (45) days of the Effective Grant Date or any other period indicated in the Option Agreement. Failing this, the said Original Beneficiary shall be deemed to have waived his rights to benefit from the Options, unless confirmed by both parties in writing.

2.7.	Following receipt of the original of the Option Agreement signed by the Original Beneficiary, the Summary of Transactions shall be completed by the Issuer or any person authorised for that purpose.

3.	VALIDITY PERIOD OF THE OPTIONS
The Validity Period of the Options shall not exceed a period of eight (8) years from the Effective Grant Date. Once this period of eight (8) years has elapsed, the Options shall lapse automatically.
4.	VESTING OF THE OPTIONS

4.1.	On each Quarterly Vesting Date, Options shall vest to the proportion of one sixteenth (1/16th) of the total number of Options granted to the Original Beneficiary on a same Vesting Start Date, rounded to the nearest whole unit. Calculations on vesting shall be calculated on a cumulative basis. Without prejudice to the provisions of article 9.3 of the Rules, all Options shall be vested at the latest at the expiry of the fourth (4th) year following the first Quarterly Vesting Date.

4.2.	In the case the Vesting Start Date occurs during a quarter, the number of shares that vest on the first Quarterly Vesting Date shall be calculated pro rata. In the event of (i) Termination of Service or (ii) a merger or consolidation of the Issuer with another company and the Issuer is not the surviving corporation or the sale by the Issuer of all its assets, which occurs during a quarter, the number of shares that vest on (i) the Termination Date or (ii) the date set for vesting cut-off for such transaction shall be calculated pro rata.

4.3.	In case of Termination of Service for any reason whatsoever and where the Termination Date falls before the first anniversary of the Vesting Start Date, all Options shall lapse, including the Options that have vested on the Quarterly Vesting Dates, which occurred in the course of this first year.

4.4.	No vesting of Options shall take place during any leave of absence, which shall result in the relationship between the Original Beneficiary and a Group company being suspended by virtue of the law applicable to such relationship or contractual terms agreed upon between the parties. The vesting schedule, as provided in this article, shall resume as of the end of the suspension period.

4.5.	Notwithstanding the above, the Board of Directors or any Delegate may from time to time, at its free discretion, modify the vesting schedule on a case by case basis in favour of an Original Beneficiary, subject to the conditions and restrictions laid down from time to time by the general meeting of the shareholders of Skype, the Board of Directors or any Delegate.

5.	STRIKE PRICE

5.1.	The Strike Price shall be the Valuation of Skype on or preceding the Effective Grant Date. The Strike Price shall be at least equal to the accounting par value of the Plan Shares to be issued.

5.2.	The frequency and the dates on which the Valuations of Skype shall take place shall be determined by the Board of Directors or any Delegate, at its free discretion.

5.3.	The Strike Price may not be altered during the whole Validity Period of the Options, without prejudice to the provisions of article 11 of the Rules.

6.	EXERCISE OF THE OPTIONS

6.1.	The Issuer undertakes that he shall take any necessary measure in order to respond to the Exercise of the Options that may potentially be exercised and notably that (i) he has and will have until the expiry of the Validity Period of the Options sufficient authorised but non issued Ordinary Shares to satisfy its obligations under the Plan and (ii) the Board of Directors have and will have authority to issue the Plan Shares to the Beneficiary.

6.2.	Exercise of the Options shall be optional on the part of the Beneficiary.

6.3.	Without prejudice to the provisions of articles 9.2 and 11.1, the Vested Options may be exercised in whole or in part at any time during each Exercise Period. An Exercise Period is the period of six (6) weeks starting on the day following the Annual General Meeting, or any other period as may be freely decided from time to time by the Board of Directors or its Delegate, during which the Beneficiary will be allowed to exercise his Vested Options.

6.4.	In the event of partial Exercise of the Options, Options not exercised may be exercised at the next Exercise Periods up until the expiry of the Validity Period of the Options, without prejudice to the provisions of articles 9.2 and 11.1.

6.5.	A Vested Option may not be exercised in part for subscribing to a fraction of Plan Share.

6.6.	A Beneficiary wishing to exercise his right to exercise Vested Options must send an Exercise Notice to the Issuer or such other person as is authorised for such purposes and pay the Total Strike Price to the Issuer or any other person authorised by the Issuer, by wire transfer into the bank account indicated in the Exercise Notice or duly notified by the Issuer.

6.7.	Evidence of payment of the Total Strike Price shall be given to the Issuer before the close of the related Exercise Period, failing which the Options shall be deemed not validly exercised. The Issuer shall consummate the transaction and issue the Plan Shares only upon reception of the Total Strike Price.

6.8.	Further to the Exercise of the Options, the Board of Directors or any Delegate shall record the capital increase and the subsequent amendment to the articles of association of Skype before a notary public and register accordingly in the share register of the Issuer, in accordance with the legal and statutory provisions applicable, within forty-five (45) days following the expiration of each Exercise Period.

6.9.	The Beneficiary shall be considered as shareholder and owner of the Plan Shares as of the date of his registration in the share register of shares of the Issuer.

6.10.	The Plan Shares shall have the rights and obligations attaching to the Ordinary Shares in accordance with the Rules and the articles of association of the Issuer, as amended from time to time.

6.11.	Vested Options shall not be deemed to have been validly exercised unless the Exercise Notice and evidence of the transfer of the Total Strike Price reaches the Issuer before the last day of the Exercise Period at midnight, or if the latter day is not a Working Day, the first preceding Working Day at midnight. The burden of proof of receipt of the Exercise Notice and the evidence of the transfer of the Total Strike Price within the stipulated period shall rest on the Beneficiary.

6.12.	The Board of Directors or its Delegate may at its free discretion and subject to such conditions or restrictions as it deems appropriate, allow a Beneficiary to exercise its unvested Options, in which case the provisions of article 6 of the Rules shall apply.

7.	TRANSFER OF VESTED OPTIONS

7.1.	Without prejudice to the provisions of the applicable Territorial Rider, if any, Vested Options may be transferred by the Original Beneficiaries for estate planning purposes, subject to the conditions or restrictions laid down by the Board of Directors or its Delegate from time to time.

7.2.	Any transfer of Vested Options must be notified by the Original Beneficiary to the Issuer by sending it a duly completed and signed Option Transfer Form, as well as an Option Transferee’s Declaration whereby the transferee agrees to be bound by the Rules.

7.3.	The transfer to the transferee shall only be binding on the Issuer when accompanied by the Option Transferee’s Declaration. The Board of Directors or any Delegate shall however have the right to disregard any transfer of Vested Options, if it considers, in its discretion, that such transfer does not take place for valid estate planning purposes. The Board of Directors of its Delegate shall notify the refusal of the transfer within forty-five (45) days following the receipt by it of the Option Transfer Form.

7.4.	The Summary of Transactions shall be updated by the Issuer, or by any other person authorised for the said purpose, and, as the case may be, a Summary of Transactions shall be drawn up relating to the transferee.

7.5.	The Board of Directors or its Delegate may at its free discretion allow a Beneficiary to transfer its unvested Options, subject to the conditions or restrictions as it deems appropriate from time to time.

8.	TRANSFER OF PLAN SHARES

8.1.	Plan Shares acquired further to the exercise of Vested Options may be transferred freely by the Beneficiaries in accordance with the articles of association of the Issuer applicable at the time of the transfer.

8.2.	The transfer of Plan Shares acquired further to the exercise of unvested Options in accordance with article 6.12 shall be subject to the conditions or restrictions laid down from time to time by the Board of Directors or its Delegate.

9.	TERMINATION OF SERVICE
9.1.	In the event of Termination of Service, no further Options shall be granted or vested after the Termination Date.

9.2.	In case the Original Beneficiary is considered to be a Good Leaver, he will be entitled to exercise all of his Vested Options during the next Exercise Period and Vested Options not exercised at that time shall lapse. Furthermore, the Original Beneficiary will be entitled to keep his Plan Shares.

9.3.	In case the Original Beneficiary is considered to be a Bad Leaver, all his Vested Options and his Plan Shares shall be subject to the Redemption Right, as provided for by article 10 of the Rules

9.4.	All Vested Options and Plan Shares, which have been transferred to Beneficiaries under the Plan by virtue of article 7 or article 8 of the Rules or of the applicable Territorial Rider, are subject to the conditions and restrictions laid down in this article.
10.	REDEMPTION RIGHT

10.1.	The Redemption Right exercised by the Issuer pursuant to article 9.3 of the Rules shall be subject to the following provisions.

10.2.	The Redemption Right may be exercised optionally at the discretion of the Issuer.

10.3.	The Issuer shall be entitled to exercise its Redemption Right within forty-five (45) days as of the formal notice by the Issuer to the Beneficiary that the Original Beneficiary is considered to be a Bad Leaver. Upon receipt of such notice and until the expiry of the aforementioned period, the Beneficiary shall not be allowed to transfer the Plan Shares.

10.4.	The exercise of the Redemption Right must be notified by the Issuer to the Beneficiary concerned.

10.5.	The Beneficiary concerned irrevocably undertakes to transfer the ownership of the Vested Options and of the Plan Shares having been the object of the Redemption Right and hereby irrevocably empowers the Issuer or any other person instructed by it for this purpose to register the transfer of the Plan Shares in the register of shares of the Issuer.

10.6.	The Redemption Price shall be paid to the Beneficiary concerned within forty-five (45) days of the notice by the Issuer that it shall exercise its Redemption Right, by wire transfer into the bank account whose details shall have been previously indicated by the Beneficiary to the Issuer.

10.7.	The Summary of Transactions shall be updated by the Issuer, or by any other person instructed for this purpose.
11.	REORGANISATION — ADJUSTMENTS UPON CHANGES IN THE CAPITAL OF THE ISSUER

11.1	Subject to the mandatory rules applicable in each different country concerned by the Plan, in the event of (i) a merger or consolidation of the Issuer with another company and the Issuer is not the surviving corporation or (ii) the sale by the Issuer of all its assets, any Vested Options shall become fully and immediately exercisable in accordance with an exceptional Exercise Period, notice of which will be provided to the Beneficiary in a reasonable time.

11.2	In the event of financial transactions that may have an influence over the value of the Shares and provided they comply with mandatory rules applicable in each different country concerned by the Plan, the Board of Directors or any Delegate may make an adjustment to the number of Options, to the Strike Price and to the number of Plan Shares, for the purpose of preserving the respective rights of the Issuer’s shareholders and of the Beneficiaries. These adjustments shall be effected under the supervision of the external auditor of the Issuer or any other entity appointed by the Issuer and shall be indicated in the Summary of Transactions.

12.	DISCRETIONARY NATURE — AMENDMENT AND SUSPENSION OF THE PLAN

12.1.	The allotment of Options shall be granted at the discretion of the Issuer and shall not constitute any consideration for the work or the corporate mandate carried out by the Original Beneficiary.

12.2.	Neither the Plan, nor the allotment of Options shall confer on any Beneficiary a right to be or remain in employment or in his or her corporate mandate.

12.3.	No vested right whatsoever shall inure to the Beneficiary as a result of an allotment of Options, particularly no right to any future allotment of Options under the Plan or to participation in any future stock option plan set up by the Issuer.

12.4.	The rights deriving from the Plan and the Rules, and especially from the allotment and Exercise of the Options, shall not be included for the purposes of calculating any form of pay or more generally as being any of the rights deriving from the performance or termination of an employment relationship or a mandate relationship between the Original Beneficiary and one of the Group companies.

12.5.	Without prejudice to article 11 of the Rules, the Plan, the Rules and their schedules may be amended and terminated or their application suspended in whole or in part by the Board of Directors or any Delegate at any time. However, the fundamental rights and obligations attaching to the Vested Options already allotted may not be amended without the consent of the Beneficiaries, subject to the mandatory regulations applicable in each different country concerned by the Plan.

12.6.	In case amendments to the Plan are necessary to comply with any changes in the law or in relation with the public listing of the Issuer in any country, the Issuer shall be authorised to take any appropriate actions. Such amendments shall not be subject to the consent of the Beneficiaries.

12.7.	Any amendment, cancellation or suspension shall be notified to the Beneficiaries as soon as possible.

12.8.	Should the Original Beneficiary be transferred to a Group company in another jurisdiction, he shall inform the Board of Directors or its Delegate as soon as possible in order for the Issuer and the Original Beneficiary to mutually agree on the appropriate actions to be taken.

13.	INFORMATION TO THE BENEFICIARIES

13.1.	The Option Agreements delivered to the Beneficiaries on the Effective Grant Date shall be accompanied by a copy of the articles of association of the Issuer, as amended.

13.2.	An updated copy of the Summary of Transactions shall be notified to the Beneficiary at the beginning of each year and after each transaction relating to the Options or to the Plan Shares. The Beneficiary shall be entitled to challenge the terms of the Summary of Transactions and request its amendment within thirty (30) days of the sending of such document. Failing challenge during such time limit, the Summary of Transactions shall be final and valid as it stands.

14.	MISCELLANEOUS

14.1.	The Issuer, or any other person instructed for this purpose, shall be in charge of administering the Plan.

14.2.	The decisions of the Board of Directors or any Delegate in all matters relating to the administration of the Plan, notably regarding the settlement of any issue concerning the interpretation of the Rules and application of the Plan, shall be final and binding.

14.3.	The costs of setting up and administering the Plan shall be borne by the Issuer.

14.4.	Unless otherwise provided, the costs relating to the Exercise of the Options and to the transfer of Options and Plan Shares and more generally linked with the Options and Plan Shares shall be borne by the Beneficiary on the date of the operation concerned.

14.5.	The Issuer and each Group company shall comply with any tax, social security and legal reporting requirements in relation with the Plan. The Beneficiary shall comply with its own reporting and payment obligations and shall hold the Issuer and any Group company harmless for any personal tax and social security contributions in relation with the Plan, notably with the allotment of Options, the Exercise of the Options and the sale of Plan Shares. The Issuer or any Group company shall have the power and right to deduct or withhold, or require a Beneficiary to remit to the Issuer, an amount sufficient to satisfy all applicable taxes required by law or regulation of any jurisdiction, to be withheld with respect to any taxable event arising as a result of the Plan. The Issuer shall have the right not to execute any transaction in relation with the Plan unless the Beneficiary has fulfilled all his tax obligations. The Beneficiary should seek its own tax advice on the impact of the Plan on his personal tax situation.

14.6.	Unless otherwise provided, all applications, notifications or other notices must be sent by registered letter with a request for a notice of receipt (i) in case of notification to the Issuer, to its registered office, (ii) in case of notification to the Beneficiary, to his domicile. Unless otherwise stipulated, time-periods shall run from the date of first presentation of such letter (the records of the postal services or couriers shall be definitive), or, where there is an interruption to the postal service, by any practicable means, whereby any time-period shall then run from the date of receipt of such letter.

14.7.	The provisions of the Rules are subject to Luxembourg law. Should any provision of the Rules be held invalid or unenforceable pursuant to any applicable foreign legislation, such provision shall be replaced by the closest equivalent provision applicable pursuant to this foreign legislation. The courts of the judicial district of Luxembourg shall have exclusive jurisdiction to evaluate all disputes that might arise in relation to the Plan, the Rules or the Options.

15.	TERRITORIAL RIDERS
The provisions of the Rules might be completed or amended by rider in order to meet the legal and regulatory conditions applicable in the countries where the Beneficiaries exercise their professional activity or have their tax residence. Where applicable, the Territorial Riders shall prevail over the Rules.
16.	DEFINITIONS
     Terms in capital letters used in the Rules and in its schedules and riders, except where inconsistent with the subject or context and unless varied or otherwise defined, notably in the Territorial Riders for the specific application of such Territorial Rider, and not otherwise defined, have the meaning set forth in the present article.
❑	“Annual General Meeting” is the general meeting of shareholders of the Issuer, as referred to in articles 70 paragraph 1 and 74 of the law of 10 August 1915 relating to commercial companies, as amended, the date of which is fixed by the articles of association of the Issuer.

❑	“Bad Leaver” is the Original Beneficiary whose relationship with any Group company terminates for any of the following reasons:
-	Dismissal for Gross Misconduct;

-	Violation of the Non-Competition and Confidentiality Agreement concluded with the Original Beneficiary;

-	Termination in a manner that causes unnecessary material harm to the Group.
The qualification of Bad Leaver shall be subject to the decision of the Issuer on the basis of his reasonable opinion. The Original Beneficiary may be considered as a Bad Leaver either on the Termination Date or within twelve months following the Termination Date.

❑	“Beneficiary” is the Original Beneficiary or any successor in title (i.e. a transferee in accordance with article 7 of the Rules or an heir) to the Beneficiary holding some Options.

❑	“Board of Directors” is the board of directors of Skype.

❑	“Delegate” is the delegate or the delegates appointed from time to time by the Board of Directors.

❑	“Dismissal for Gross Misconduct” is the Termination of Service by any Group company by reason of facts or mistakes of the Original Beneficiary that render the continuation of service immediately and definitively impossible. In case the Original Beneficiary is an employee, Dismissal for Gross Misconduct shall mean the termination of the employment contract by the employer without notice nor indemnity, in accordance with article 27 of the Luxembourg law of 24 May 1989 on the employment contract, or any provision of similar effect pursuant to the foreign legislation applicable to the employment contract.

❑	“Effective Grant Date” is the date on which the grant of Options takes effect, which shall coincide with the day on which the three following conditions have been fulfilled: (i) approval of the grant of Options by the Board of Directors or its Delegate, (ii) Valuation of Skype for the purpose of the relevant grant and (iii) entry of the Original Beneficiary into the service of one of the companies of the Group or the equivalent deemed acceptable by the Board. The Effective Grant Date shall be specified in the Option Agreement.

❑	“Eligible Persons” are employees and corporate representatives of the Group, or any other person in favour of whom the Board decides, in its free discretion, to extend the Plan.

❑	“Exercise Notice” is the order given by the Beneficiary to the Issuer, or to any other person authorised by the Issuer to this end, for the purposes of Exercise of the Options, using the form contained in schedule 2 to the Rules or by any other means previously agreed to by the Issuer.

❑	“Exercise of the Options” is the total or partial exercise of the Vested Options by the Beneficiary under the terms laid down in article 6 of the Rules.

❑	“Exercise Period” is the period during which the Beneficiary may exercise his Vested Options as set forth under articles 6.3 of the Rules.

❑	“Good Leaver” is the Original Beneficiary whose relationship with any Group company terminates and who is not considered to be a Bad Leaver according to the Issuer’s reasonable opinion.

❑	“Group” is Skype and its subsidiaries or related companies as determined by the Board of Directors.

❑	“Option” is an option conferring a right to subscribe to one Plan Share.

❑	“Option Agreement” is the agreement between the Issuer and the Original Beneficiary, of which a model is shown in schedule 1 to the Rules recording the allotment of Options under the Plan.

❑	“Option Transferee’s Declaration” is the declaration by the transferee of Options referred to in article 7 of the Rules, a model of which is shown in schedule 5 to the Rules.

❑	“Option Transfer Form” is the form referred to in article 7 of the Rules, a model of which is shown in schedule 4 to the Rules.

❑	“Ordinary Shares” are the ordinary shares as referred to in the articles of association of the Issuer.

❑	“Original Beneficiary” is the Eligible Person to whom the Board of Directors or any Delegate has granted the Options.

❑	“Personal Data” are the data relating to the person of the Beneficiary, allowing his or her direct or indirect identification and collected by the Issuer or any other person appointed by him. The concerned data are notably and without restriction set down in the Rules, in the Territorial Riders, in the Option Agreement, in the Plan Shares Transfer Form, in the Exercise Notice, in the Shares Transferee’s Declaration and in the Summary of Transactions.

❑	“Plan” is the stock option plan implemented by the Issuer and described in the Rules.

❑	“Plan Shares” are the registered Ordinary Shares issued further to the Exercise of the Options.

❑	“Quarterly Vesting Dates” are 31 March, 30 June, 30 September and 31 December of each year.

❑	“Redemption Price” is (i) in case of Redemption of Plan Shares, the price per Plan Share to be paid by the Issuer, which shall be equal to the Strike Price related to the grant of Options to any Beneficiary under the Plan immediately preceding the exercise of the Redemption Right by the Issuer and (ii) in case of Redemption of Vested Options, the price per Vested Option to be paid by the Issuer, which shall be equal to 7.5% of the Strike Price determined in accordance with the Valuation of Skype (which shall occur at least once a year) immediately preceding the exercise of the Redemption Right by the Issuer.

❑	“Redemption Right” is the Issuer’s right to redeem the Vested Options and Plan Shares under the conditions referred to in article 10 of the Rules.

❑	“Rules” are these rules, including any amendments thereto, which constitute schedule 1 to the Option Agreement of which they form an integral part.

❑	“Skype” or the “Issuer” is the company that grants the Options, viz. Skype Technologies S.A., a public limited liability company incorporated according to the laws of Luxembourg, having its registered office at 15, rue Notre-Dame, L-2240 Luxembourg, and registered under number B 96.677 in the trade and companies register of Luxembourg.

❑	“Strike Price” is the strike price per Option as referred to in article 5 of the Rules and recorded in the Option Agreement.

❑	“Summary of Transactions” is the document or any other written medium held by the Issuer, or by any person authorised by the Issuer for this purpose, and containing at least the information mentioned in schedule 3 to the Rules.

❑	“Termination Date” is (i) in the case of Termination of Service on the initiative of a Group company, the date of notification of the Termination of Service and (ii) in the case of Termination of Service on the Original Beneficiary’s initiative, the last effective working day.

❑	“Termination of Service” means the cessation of any employer/employee relationship between the Original Beneficiary and a Group company, or of all corporate mandates held by the Original Beneficiary in the Group. The transfer of the Original Beneficiary from one Group company to another shall not been considered a Termination of Service.

❑	“Territorial Rider” is the rider per country completing or amending the Rules, as provided in article 15 of the Rules.

❑	“Total Strike Price” is the Strike Price multiplied by the number of Vested Options exercised.

❑	“Validity Period of the Options” is the period as referred to in article 3 of the Rules.

❑	“Valuation of Skype” is the valuation of an Ordinary Share of the Issuer, for the purposes of determining the Strike Price approved by the Board of Directors or its Delegate, relying on a third party with relevant expertise to carry out such valuation or such other means as it deems appropriate. The Valuation of Skype shall take place at least once a year.

❑	“Vested Option” is an Option, which is acquired in the hands of the Beneficiary in accordance with article 4 of the Rules.

❑	“Vesting Start Date” is the date on which the Original Beneficiary starts his employment or relationship with any Group company, or any other date as determined by the Board of Directors or its Delegate.

❑	“Working Day” means any working day in the Grand-Duchy of Luxembourg.
Headings used in the Rules are for ease of reference only and shall not affect their construction and interpretation.
In the Rules, unless the context does not so admit, reference to the singular includes reference to the plural and vice versa and reference to one gender includes a reference to the other.
In the Rules, reference to a person includes any legal or natural person, partnership, company or other body whether corporate or unincorporated, and reference to an individual includes his or her respective personal representatives, unless the context does not so admit.
References in the Rules to any statutory provision shall be deemed to include reference to any regulation or statutory instrument which amends or replaces the same and to any other regulation or statutory instrument or other subordinate legislation made there under or pursuant thereto.
     The schedules enclosed to the Rules are current examples of the various forms and documents, which may have to be used in the framework of the Plan. These schedules may be changed by the Issuer at any time as it deems appropriate, in order notably and without limitation to request additional information or to take into account the specific requirements under a foreign legislation.
     Schedules:           1 — Option Agreement

Schedule 1
OPTION AGREEMENT
     BETWEEN
     Skype Technologies S.A., a public limited liability company incorporated according to the laws of Luxembourg, having its registered office at 15, rue Notre-Dame, L-2240 Luxembourg, and registered under number B 96.677 in the trade and companies register of Luxembourg, represented by [          ] (hereinafter the “Issuer”),
     AND
     Ms/Mr [          ] (hereinafter “the Original Beneficiary”),
     IT IS AGREED AS FOLLOWS:
     Number of Options granted
     The Issuer has conferred to the Original Beneficiary the option of subscribing for [number in figures (number in words)] Plan Shares in the Issuer, under the terms laid down in the Rules (as amended from time to time), a copy of which is enclosed to the present agreement1.
     The right to subscribe for one Plan Share constitutes one Option. By virtue of the present Option Agreement, the Beneficiary is therefore granted [number in figures (number in words)] Options.
     Effective Grant Date
     The Effective Grant Date is [          ].
     Vesting Start Date
     The Vesting Start Date is [          ].
     Strike Price
     The Strike Price is fixed at EUR [amount in figures] ([amount in words] euros) (price per unit) in accordance with the Valuation of Skype on the Effective Grant Date.
     Applicable Territorial Rider
     This Option Agreement shall be subject to the provisions of the [ ] Rider.

[1]	Terms commencing with capital letters in this agreement and not otherwise defined have the meaning as laid down in the Rules.

     Knowledge of the Plan and the Rules
     The conditions for grant, transfer and exercise of the Options, together with the provisions governing the rights burdening the Options and Plan Shares, are described in the Rules and the applicable Territorial Rider, if any.
     The Original Beneficiary acknowledges having received a copy of the Rules and understanding the provisions laid down in the Rules, and particularly the provisions relating to the Termination of Service (article 9), the Redemption Right (article 10), the discretionary nature and amendment and suspension of the Plan (article 12) and the courts having jurisdiction (article 14.7). The Original Beneficiary agrees to be bound by these provisions, the applicable Territorial Rider and the obligations flowing there from.
     Release of Skype’s obligations
     By signing this Option Agreement, the Original Beneficiary expressly acknowledges that Skype and any Group company are released from all their obligations towards the Original Beneficiary with respect to the promise made to grant him/her stock options under a stock option plan.
     Personal Data
     The Original Beneficiary hereby consents to the processing of the Personal Data that are necessary for the setting up, management and the administering of the Plan and/or of any Plan Shares, such as, notably and without limitation, to the collection, registering, keeping and transfer of the Personal Data in any form and on any medium. In particular, the Beneficiary agrees to the transfer of the Personal Data by the Issuer to any company of the Group and/or to any third parties or sub-contractor, whether or not situated in the European Union (and may consequently not grant an appropriate level of protection within the meaning of the Directive 95/46/CE of 24 October 1995 of the European Parliament and the Council and its transposition law in each of the countries concerned), appointed by the Issuer, and instructed and empowered to set up, manage or administer the Plan or any Plan Shares on the Issuer’s behalf. The Original Beneficiary is advised that he may at any time exercise his right of access and/or correction to the Personal Data on the Issuer, the third party or the sub-contractor appointed and recipient of the Personal Data, notably with the purpose of disclosing, verifying and correcting such Personal Data. Such Personal Data shall be kept during the life of the Plan.
     Notifications
     The Original Beneficiary acknowledges that all notifications under the Plan shall be validly made at address indicated in this Option Agreement, and shall notify any change of address as soon as practicable.
     One original of this Option Agreement must be signed by the Original Beneficiary and returned to the Issuer within forty-five (45) days of the Effective Grant Date, failing which the Original Beneficiary shall be deemed to have waived the benefit of the Options, unless confirmed by both parties in writing.
     Signed in duplicate, one original being retained by the Original Beneficiary, the other being returned duly signed for acceptance to Skype Technologies S.A. at the following address: 15, rue Notre-Dame, L-2240 Luxembourg.

Signed for and on behalf of the Issuer
By:

Signed by the Original Beneficiary
preceded by the handwritten words “Read and approved in its entirety”

(Signature)

(Address)

Schedules:	- Stock Option Plan Rules - Territorial Rider